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                                                                     Exhibit 5.1

[LETTERHEAD OF TENENBAUM & KREYE LLP]


                                  May 13, 2003


Board of Directors
VCG Holding Corp.
1601 W. Evans, Suite 200
Denver, Colorado 80223

Re:  VCG Holding Corp. Registration Statement on Form SB-2

Gentlemen:

     We have acted as counsel to VCG Holding Corp., a Colorado corporation (the "Company"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), the Company's Amendment No. 2 to Registration Statement on Form SB-2 (the "Registration Statement").


     The Registration Statement relates to the registration under the Act of an aggregate of 3,136,778 shares of the Company's common stock ("Common Stock") for consisiting of: (i) 2,436,778 shares of Common Stock offered by selling security holders for their own accounts; and, (ii) 700,000 shares of Common Stock reserved for issuance under the Company's Stock Option and Bonus Plan (collectively, the "Securities").

     In rendering this opinion, we have reviewed: (i) the Registration Statement and exhibits thereto; (ii) a copy of the Company's articles of incorporation and bylaws, each as amended to date; (iii) certain records of the Company's corporate proceedings as reflected in its minute book; and, (iv) such statutes, records and other documents as we have deemed relevant. In rendering this opinion, we also have assumed: (i) the genuineness of all signatures; (ii) the authenticity of documents submitted to us as originals; and, (iii) the authenticity and conformity to original documents of documents submitted to us as copies of original documents.


     Based upon and in reliance upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that: (i) the shares of Common Stock offered by the selling security holders when sold will be legally issued, fully paid and non-assessable; and, (ii) that the shares of Common Stock reserved for issuance under the Company's Stock Option and Bonus Plan when issued for the consideration and in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

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Board of Directors
VCG Holding Corp.
May 13, 2003


     The opinion set forth in this letter is limited by, subject to and based on the following:

     1. We are admitted to practice before the Bar of the State of Colorado and are not admitted to practice in any other jurisdiction.


     2. The foregoing opinion is limited in all respects to the laws of the State of Colorado, (including all applicable statutory provisions, underlying rules and regulations and applicable judicial and regulatory determinations) and applicable federal securities laws of the United States.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to our being named as counsel in the Registration Statement.


     This opinion is based upon our knowledge of the law and facts as of this date. We assume no duty to communicate to you with respect to any matter that comes to our attention hereafter.

                                                       Very truly yours,


                                                       /s/ Tenenbaum & Kreye LLP